Exhibit 3.1

Execution Version

TPG RE FINANCE TRUST, INC.

ARTICLES SUPPLEMENTARY

11% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

($25.00 LIQUIDATION PREFERENCE PER SHARE)

TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the Charter, and §2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company (the “Board”), by duly adopted resolutions, classified and designated 16,000,000 shares of authorized but unissued Preferred Stock as shares of “11% Series B Cumulative Redeemable Preferred Stock” of the Company, par value $0.001 per share, with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

SECTION 1.    Classification and Number of Shares. The shares of such series of Preferred Stock shall be classified as “11% Series B Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”). The number of authorized shares constituting the Series B Preferred Stock shall be 16,000,000.

SECTION 2.    Ranking. The Series B Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)    senior to the Common Stock and each other class or series of Capital Stock of the Company, other than the Series A Preferred Stock (which shall rank senior to the Series B Preferred Stock), now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, the “Junior Stock”);

(b)    on a parity basis with each other class or series of Capital Stock of the Company, other than the Series A Preferred Stock (which shall rank senior to the Series B Preferred Stock), hereafter authorized, classified or reclassified in accordance with and subject to Section 9(a) of these Articles Supplementary, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, the “Parity Stock”);

(c)    junior to any existing or future Indebtedness (as defined below); and

(d)    junior to (i) the Series A Preferred Stock and (ii) each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified in accordance with and subject to Section 9(a) of these Articles Supplementary, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, the “Senior Stock”).

The Company’s power to issue Capital Stock that ranks on a parity basis with or senior to the Series B Preferred Stock shall be subject to the provisions of Section 9 of these Articles Supplementary.

SECTION 3.    Definitions. As used herein with respect to Series B Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series B Preferred Stock, all unpaid Dividends that have accrued and accumulated for all Dividend Payment Periods ending prior to such date on such share pursuant to Section 4(b), whether or not authorized or declared.

“Affiliate” has the meaning set forth in the Investment Agreement.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter.

“Applicable Additional Rate” has the meaning set forth in Section 6(d).

“Approval Right” has the meaning set forth in Section 9(a).

“Approval Right Default” has the meaning set forth in Section 9(e).

“Articles Supplementary” means these Articles Supplementary.

“Board” means the Board of Directors of the Company.

“Business Day” has the meaning set forth in the Investment Agreement.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change of Control” means (i) any sale, transfer, conveyance or disposition in one or a series of transactions of all or substantially all of the consolidated assets of the Company to a

Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than to a Subsidiary of the Company or a Person that becomes a Subsidiary of the Company; (ii) any sale, consolidation, merger, recapitalization or other transaction of the Company with or into another Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (whether or not the Company is the surviving Person) that results in the holders of Common Stock (or other Voting Stock of the Company as of immediately prior to such sale, consolidation or merger) immediately prior to such sale, consolidation, merger, recapitalization or other transaction failing to hold at least a majority of the Common Stock (or other Voting Stock of the Company or of the resulting entity or its parent company); (iii) any Internalization Transaction or any direct assignment (and not by operation of Law) of the Management Agreement by the Manager to any Person or “group” that is not Affiliated with the Manager as of immediately prior to such assignment (provided, that for purposes of this clause (iii), the Company and its Subsidiaries shall not be deemed to be Affiliated with the Manager); or (iv) any sale, consolidation, merger, recapitalization or other transaction of the Manager with or into another Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (whether or not the Manager is the surviving Person) that results in the holders of the limited partnership interests (or other Voting Stock of the Manager as of immediately prior to such sale, consolidation or merger) immediately prior to such sale, consolidation, merger, recapitalization or other transaction failing to hold at least a majority of the limited partnership interests of the Manager (or other Voting Stock of the Manager or of the resulting entity or its parent company) (any such transaction described in this clause (iv), a “Manager Sale”); provided, that a Change of Control shall in all instances exclude a Permitted Transaction; provided, further, for the avoidance of doubt, a termination of the Management Agreement shall not, in and of itself, constitute a Change of Control.

“Change of Control Notice” has the meaning set forth in Section 6(b).

“Charter” means the charter of the Company, as may be amended, restated or amended and restated from time to time, in the form filed with, and accepted for record by, the SDAT.

“close of business” means 5:00 p.m. (New York City time).

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the recitals above.

“Company Disclosure Letter” has the meaning set forth in the Investment Agreement.

“Dividends” has the meaning set forth in Section 4(a).

“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur following the Original Issuance Date (the “Initial Dividend Payment Date”); provided, that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means (i) in respect of any share of Series B Preferred Stock issued on the Original Issuance Date, the period from and including the Original Issuance Date to but excluding the Initial Dividend Payment Date and, subsequent to the Initial Dividend Payment

Date, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date and (ii) for any share of Series B Preferred Stock issued subsequent to the Original Issuance Date, the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequent to the first Dividend Payment Date for such shares, the period from and including any Dividend Payment Date to but excluding the next Divided Payment Date.

“Dividend Rate” means 11% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a Person in whose name the shares of the Series B Preferred Stock are registered, which Person shall be treated by the Company and Transfer Agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Holder Optional Repurchase Notice” means the form of notice set forth as Exhibit A hereto.

“Indebtedness” has the meaning set forth in Schedule A to the Company Disclosure Letter.

“Internalization Transaction” means (a) any sale, consolidation, merger, recapitalization or other transaction that results in the Company or its Subsidiaries holding at least a majority of the limited partnership interests of the Manager (or other Voting Stock of the Manager or of the resulting entity or its parent company) and (b) any transaction involving the termination of the Management Agreement and the Company not being managed by an external manager.

“Investment Agreement” means that certain Investment Agreement, dated on or about the date hereof, as it may be amended, supplemented or otherwise modified from time to time, by and between the Company and the Purchaser (as defined therein).

“Issuance Date” means, with respect to any share of Series B Preferred Stock, the date of issuance of such share.

“Law” has the meaning set forth in the Investment Agreement.

“Leverage Ratio” has the meaning set forth in Schedule A to the Company Disclosure Letter.

“Liquidation Preference” means, with respect to any share of Series B Preferred Stock, as of any date, $25.00 per share.

“Make-Whole Amount” means, with respect to any share of Series B Preferred Stock, as of the applicable Redemption Date for such share of Series B Preferred Stock, a cash amount equal to the present value of all remaining Dividend payments due on such share of Series B Preferred

Stock from and after such Redemption Date (and not including any declared or paid Dividends or Accrued Dividends prior to such Redemption Date) through the two year anniversary of the Original Issue Date, computed using a discount rate equal to the Treasury Rate plus 25 basis points, as reasonably calculated by the Company or on behalf of the Company by such Person as the Company shall designate in accordance with the terms of these Articles Supplementary.

“Management Agreement” means that certain Management Agreement, dated as of July 25, 2017 and amended as of May 2, 2018, as it may be amended, supplemented or otherwise modified from time to time, by and between the Company and the Manager.

“Manager” means TPG RE Finance Trust Management, L.P., a Delaware limited partnership.

“Non-Target Assets” means assets held by the Company or any of its Subsidiaries that are not Target Assets.

“Non-Target Asset Event” has the meaning set forth in Schedule A to the Company Disclosure Letter.

“Non-Target Asset Event Breach” means a breach of the Approval Right set forth in Section 9(a)(iv) that has not been cured by the Company prior to thirty (30) days after receipt by the Company of written notice from the Holders of such breach.

“Notice of Optional Redemption” has the meaning set forth in Section 7(b).

“Optional Redemption” has the meaning set forth in Section 7(a).

“Optional Redemption Price” has the meaning set forth in Section 7(a).

“Original Issuance Date” means the First Closing Date (as defined in the Investment Agreement).

“Permitted Indebtedness” means Indebtedness of the types set forth on Schedule B of the Company Disclosure Letter.

“Permitted Transaction” means (i) other than a transaction constituting an Internalization Transaction, an assignment of the Management Agreement, or a Manager Sale, to any Person or “group” not Affiliated with the Manager that has at least $50 billion in assets under management and relevant industry experience (as reasonably determined by the Board), (ii) an Internalization Transaction in which all consideration is paid in the form of shares of Common Stock or (iii) an Internalization Transaction where the Manager was terminated in connection with a Cause Event (as defined in the Management Agreement) or a Termination Without Cause (as defined in the Management Agreement).

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or any other entity.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Redemption Date” means, with respect to the redemption of shares of Series B Preferred Stock pursuant to these Articles Supplementary, the date on which the applicable redemption consideration for the shares of Series B Preferred Stock redeemed is paid or delivered or irrevocably set apart for payment.

“REIT Qualifying Dividends” has the meaning set forth in Section 9(a)(v).

“Restricted Indebtedness Actions” has the meaning set forth in Schedule A to the Company Disclosure Letter.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Secondary Non-Target Asset Event” means one or more Non-Target Asset Events pursuant to which the principal amount of, or purchase price or other consideration for, the applicable Non-Target Asset(s), calculated on a fully-funded basis as of the date of the initial funding of an investment, is less than $5.0 million in the aggregate since the Original Issuance Date. For this purpose, the calculation of fully-funded basis shall include, as of the date of the initial funding of an investment, any amounts that the Company is committed to fund in the future pursuant to the terms of such investment.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Preferred Stock, par value $0.001 per share, designed as 12.5% Series A Cumulative Non-Voting Preferred Stock.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Specified Contract” means any indenture, credit agreement or any other agreement, document or instrument that evidences, governs the rights of the holders of or otherwise relates to any Indebtedness of the Company or any of its Subsidiaries (i) as in effect as of the date hereof (without giving effect to any amendments thereto or refinancings or replacements thereof subsequent to the date hereof), and (ii) the terms of which do not include any prohibitions or limitations on the ability of the Company or any of its Subsidiaries to pay dividends or distributions or make equity redemptions, pursuant to any restricted payment covenant or otherwise, so long as the Company or any such Subsidiary is not in default under the terms of such Specified Contract.

“Specified Contract Terms” means the covenants, terms and provisions of any Specified Contract.

“Specified Dividend” means the dividend declared by the Company in March 2020 that remains unpaid as of the date hereof.

“Subsidiary” has the meaning set forth in the Investment Agreement.

“Target Assets” means those categories of assets described as “target assets” of the Company and its Subsidiaries on Schedule C to the Company Disclosure Letter.

“Transfer” has the meaning set forth in the Investment Agreement.

“Transfer Agent” means initially, American Stock Transfer & Trust Company, LLC and its successors and assigns and, thereafter, the Person acting as Transfer Agent, Registrar and paying agent for the Series B Preferred Stock, and its successors and assigns.

“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the second anniversary of these Articles Supplementary; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Voting Stock” means (i) with respect to the Company, the Common Stock and any other Capital Stock of the Company having the right to vote generally in the election of directors of the Company and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in the election of the board of directors of such Person or other similar governing body.

SECTION 4.    Dividends.

(a)    Dividends. Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Dividends”).

(b)    Accrual of Dividends. Dividends on each share of Series B Preferred Stock (i) shall accrue on the then-applicable Liquidation Preference thereof and on any Accrued Dividends on a daily basis and compound semiannually from and including the Issuance Date of such share, whether or not authorized or declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable quarterly in arrears, if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by Law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. Dividends on the Series B Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Dividends payable with respect to any share of Series B Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Payment Period.

(c)    Payment of Dividends. On each Dividend Payment Date, with respect to all shares of Series B Preferred Stock, the Company will pay if, as and when authorized by the Board, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by Law, Dividends in cash in an amount equal to the amount of Dividends accruing during such Dividend Payment Period. Notwithstanding the foregoing, up to 2.0% per annum of the Liquidation Preference for the relevant Dividend Payment Period may be paid, at the option of the Company, in the form of additional shares of Series B Preferred Stock, with the value thereof equal to the Liquidation Preference of such shares. Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $0.005 being rounded upward). If the Company fails to declare and pay pursuant to this Section 4(c) a full Dividend on the Series B Preferred Stock on any Dividend Payment Date, then the amount of such unpaid Dividend shall automatically be added to the amount of Accrued Dividends on such share on the applicable Dividend Payment Date without any action on the part of the Company or any other Person. The Company shall be entitled to declare and pay all or any part of the Accrued Dividends relating to Dividends that were accrued but not paid in full on subsequent Dividend Payment Dates, and, following such payment, such Accrued Dividends shall no longer be deemed Accrued Dividends hereunder.

(d)    If any shares of Series B Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid (contemporaneously with the respective dates that the dividends on the Parity Stock or Junior Stock are so declared and so paid) or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Stock for all past Dividend Payment Periods. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of the Series B Preferred Stock and any Parity Stock, all dividends declared upon the shares of the Series B Preferred Stock and any such Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and all other such Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series B Preferred Stock and all other such Parity Stock bear to each other.

(e)    Except as provided in Section 4(d), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Payment Periods, no dividends (other than in the form of Common Stock or other Junior Stock) shall be declared or paid or set apart for payment or other distribution shall be declared or made upon any Junior Stock or Parity Stock nor shall any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock or Parity Stock) by the Company (except by conversion into or exchange for Junior Stock).

(f)    Arrearages. If the Company fails to declare and pay in full Dividends on the Series B Preferred Stock on two (2) consecutive Dividend Payment Dates, then the Series B Preferred Stock shall immediately upon such failure continue to accrue and cumulate dividends at a rate equal to the Dividend Rate as of immediately prior to such time plus an additional 2.0% per annum (such additional 2.0% per annum Dividend, an “Excess Dividend”), with such Excess

Dividend payable quarterly in arrears on each Dividend Payment Date in the form of additional shares of Series B Preferred Stock, with the value thereof equal to the Liquidation Preference of such shares, for the period from and including the last Dividend Payment Date upon which the Company paid in full all accrued and unpaid Dividends on the Series B Preferred Stock through but not including the day upon which the Company pays in accordance with Section 4(c) an aggregate amount of Dividends on the Series B Preferred Stock equal to all accrued and unpaid Dividends (the “Dividend Failure Period”). Dividends shall accumulate from the most recent date through which Dividends shall have been paid, or, if no Dividends have been paid, from the Issuance Date. For the avoidance of doubt, except as described in Section 6(d) and Section 8(f), in no event shall the Dividend Rate be increased pursuant to this Section 4(d)(f) by more than 2.0% in the aggregate.

(g)    Notwithstanding anything contained herein to the contrary, Dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of the Dividends and whether or not the Dividends are authorized or declared.

(h)    Record Date. The record date for payment of Dividends on any relevant Dividend Payment Date will be the close of business on the fifteenth (15th) day of the calendar month that contains the relevant Dividend Payment Date (each, a “Dividend Record Date”) whether or not such day is a Business Day and the record date for payment of any Accrued Dividends will be the close of business on the date that is established by the Board, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid, in each case whether or not such day is a Business Day.

SECTION 5.    Liquidation.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Preferred Stock equal to the sum of (A) the Liquidation Preference plus (B) all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company after receiving in full what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets in respect of such Holder’s Series B Preferred Stock.

(b)    Partial Payment. If, in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. Upon the consummation of a merger or consolidation of the Company with another Person in which the Company is not the surviving entity, any Series B Preferred Stock that is outstanding at such time (including any unredeemed shares) shall, subject to Section 6, be converted into or exchanged for preferred securities of the surviving or resulting entity having substantially the same rights, powers, limitations and restrictions of the Series B Preferred Stock immediately prior to such consummation.

SECTION 6.    Redemption Upon Change of Control.

(a)    Change of Control Redemption. Subject to Section 6(d), (i) upon the occurrence of a Change of Control, each Holder will have the right, but not the obligation, to require the Company to redeem any or all of the outstanding shares of Series B Preferred Stock owned by such Holder at a purchase price equal to the-then applicable Optional Redemption Price calculated pursuant to Section 7(a) (assuming that a Notice of Optional Redemption was delivered on the date on which such Change of Control is consummated) (the “Change of Control Redemption Price”), payable in cash and (ii) upon the occurrence of a Change of Control, the Company shall have the right, but not the obligation, to redeem any or all of the outstanding shares of Series B Preferred Stock at the Change of Control Redemption Price, payable in cash (the “Company Change of Control Call Right”); provided, that the Company shall not have the right to exercise such Company Change of Control Call Right for less than $25,000,000 in Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the date of the then-applicable Redemption Date), and increments of $5,000,000 in excess thereof, if at least $125,000,000 in Liquidation Preference of the Series B Preferred Stock would be outstanding immediately following the exercise by the Company of such Company Change of Control Call Right.

(b)    Initial Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur or has occurred), a written notice (which may be in electronic form) (a “Change of Control Notice”) shall be sent by or on behalf of the Company to each Holder at its address as it appears in the records of the Company, which notice shall contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). The Change of Control Notice shall include (i) a description of the material terms and conditions of the Change of Control; (ii) the date on which the Change of Control is anticipated to be consummated or occur; (iii) whether the

Company is exercising its Company Change of Control Call Right to redeem any or all of the outstanding shares of Series B Preferred Stock and, if so, the number of shares of Series B Preferred Stock to be redeemed from such Holder, and stating the place or places at which the shares of Series B Preferred Stock called for redemption shall, upon presentation and surrender of the certificates (or book-entry) evidencing such shares of Series B Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment); and (iv) the then applicable Change of Control Redemption Price. If, or to the extent that, the Company is not exercising its Company Change of Control Call Right to redeem all of the outstanding shares of Series B Preferred Stock from a particular Holder, such Holder may exercise its right pursuant to Section 6(a)(i) to require the Company to redeem all or any portion of the outstanding shares of Series B Preferred Stock owned by such Holder by delivering a written notice (which may be in electronic form) to the Company stating that the Holder is exercising its right to require the Company to redeem its outstanding shares of Series B Preferred Stock and including wire transfer instructions for the payment of the Change of Control Redemption Price no later than ten (10) Business Days prior to the date on which the Company anticipates consummating a Change of Control (as specified in the Change of Control Notice).

(c)    Delivery upon Change of Control. If either the Company or a Holder has exercised its right to redeem, or require redemption of, any outstanding shares of Series B Preferred Stock pursuant to Section 6(a), then within twenty (20) Business Days following the consummation of a Change of Control, and subject to Section 6(d) below and subject to the Holder properly surrendering the applicable shares of Series B Preferred Stock, either in a delivery method of book-entry basis or in certificated form, the Company (or its successor) shall promptly deliver or cause to be delivered to the Holder by wire transfer the applicable Change of Control Redemption Price with respect to each share of Series B Preferred Stock so redeemed. After taking into account any shares of Series B Preferred Stock that are redeemed at the option of any Holder pursuant to Section 6(a)(i), in case of any redemption at the option of the Company of part of the shares of Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be redeemed by the Company on a pro rata basis based on the total number of shares of Series B Preferred Stock outstanding as of the date of the Change of Control Notice. If fewer than all the shares of Series B Preferred Stock represented by any certificate (or book-entry form) are redeemed, a new certificate (or book-entry) shall be issued representing the unredeemed shares without charge to the Holder thereof.

(d)    Cash Redemption Not Permitted. If the Company (A) shall not have sufficient funds legally available under the MGCL to redeem all outstanding shares of Series B Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 6 or (B) will be in violation of Specified Contract Terms if it redeems all outstanding shares of Series B Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 6, with respect to any shares of Series B Preferred Stock for which Holders have exercised their redemption rights pursuant to Section 6(a)(i), the Company shall redeem, pro rata among such electing Holders, a number of shares of Series B Preferred Stock with an aggregate applicable Change of Control Redemption Price equal to the lesser of (1) the maximum amount legally available for the redemption of shares of Series B Preferred Stock under the MGCL and (2) the maximum amount that can be used for such redemption not prohibited by Specified Contract Terms. The Company shall redeem any shares of Series B Preferred Stock not purchased because of the limitations set forth in the prior sentence at the applicable Change of Control Redemption

Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such shares of Series B Preferred Stock and without violating the MGCL or the Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by the MGCL and the Specified Contract Terms. If the Company fails to pay the Change of Control Redemption Price in full when due in accordance with this Section 6 in respect of some or all of the shares of Series B Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 6(a)(i), the Company will pay Dividends on such shares not repurchased at a rate equal to the Dividend Rate required to be paid pursuant to Section 4 (including any applicable Excess Dividend required to be paid pursuant to Section 4(f)) plus the Applicable Additional Rate (as defined below), accruing daily from such date until the Change of Control Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series B Preferred Stock. For purposes hereof, the “Applicable Additional Rate” means, (i) for the period from the date on which the Change of Control Redemption Price was due and not paid in full until the twelve (12) month anniversary thereof, 3.0% per annum and (ii) thereafter, 5.0% per annum. Notwithstanding the foregoing, in the event a Holder elects to exercise its redemption right pursuant to Section 6(a)(i) at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series B Preferred Stock for which such Holder has exercised its redemption right, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibitions. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 6.

(e)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Section 6, Dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(f)    Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed in accordance with this Section 6, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to class or series until such shares are once more classified as a particular class or series by the Board pursuant to the provisions of the Charter.

SECTION 7.    Redemption at the Option of the Company.

(a)    Optional Redemption. The Company, at its option, may redeem for cash, in whole or in part from time to time, any or all of the outstanding shares of Series B Preferred Stock (each, an “Optional Redemption”) upon giving the notice described in Section 7(b), at a price (the “Optional Redemption Price”) equal to: (i) with respect to such notice being given at any time on or prior to the two-year anniversary of the Original Issuance Date, the greater of (A) 105% of the Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed and (B) the Liquidation Preference (including all Dividends (including any Accrued

Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed plus the Make-Whole Amount per share of Series B Preferred Stock to be redeemed; (ii) with respect to such notice being given at any time after the two-year anniversary of the Original Issuance Date but on or prior to the three-year anniversary of the Original Issuance Date, 105% of the Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed; (iii) with respect to such notice being given at any time after the three-year anniversary of the Original Issuance Date but on or prior to the four-year anniversary of the Issuance Date, 102.5% of the Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed; and (iv) with respect to such notice being given at any time after the four-year anniversary of the Original Issuance Date, 100.0% of the Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date) per share of Series B Preferred Stock to be redeemed; provided, however, that, if the Redemption Date occurs on or after the Record Date for a Dividend and on or before the immediately following Dividend Payment Date, then (A) on such Dividend Payment Date, such Dividend will be paid to the Holder of each share of Series B Preferred Stock as a Cash Dividend as of the close of business on the applicable Dividend Record Date for such Dividend, notwithstanding the Company’s exercise of the Redemption Right and (B) the amount of such Cash Dividend will not be included in the Optional Redemption Price; provided, that the Company shall not have the right to exercise such Optional Redemption for less than $25,000,000 in Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such share of Series B Preferred Stock accrued but unpaid to, but not including, the then-applicable Redemption Date), and increments of $5,000,000 in excess thereof, if at least $125,000,000 in Liquidation Preference of the Series B Preferred Stock would be outstanding immediately following the exercise by the Company of such Optional Redemption.

(b)    Exercise of Optional Redemption. If the Company elects to effect an Optional Redemption, the Company shall send, to the Holders of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they shall appear on the records of the Company, a written notice (which may be in electronic form) (i) notifying such Holders of the election of the Company to redeem such shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be redeemed from such Holder, and the Redemption Date, and (ii) stating the place or places at which the shares of Series B Preferred Stock called for redemption shall, upon presentation and surrender of the certificates evidencing such shares of Series B Preferred Stock, be redeemed (and other instructions a Holder must follow to receive payment), and the Optional Redemption Price therefor (such notice, a “Notice of Optional Redemption”). The Redemption Date selected by the Company shall be no less than ten (10) Business Days and no more than thirty (30) Business Days after the date on which the Company provides the Notice of Optional Redemption to the Holders. The Notice of Optional Redemption shall state the Redemption Date selected by the Company.

(c)    Partial Redemption. In case of any Optional Redemption of part of the shares of Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be redeemed by the Company on a pro rata basis based on the then-outstanding shares of Series B Preferred Stock. Subject to the provisions hereof, the Company shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate (or book-entry) are redeemed, new certificates (or book-entries) shall be issued representing the unredeemed shares without charge to the Holder thereof.

(d)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Section 7, Dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(e)    Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed in accordance with this Section 7 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to class or series until such shares are once more classified as a particular class or series by the Board pursuant to the provisions of the Charter.

SECTION 8.    Redemption at the Option of the Holder.

(a)    At any time after the four year anniversary of the Original Issue Date or upon the occurrence of an Approval Right Default, the Holder will have the right to require the Company to repurchase all or a portion of such Holder’s Series B Preferred Stock (the “Holder Redemption Right”), upon giving the notice described in Section 8(c) and Section 8(d), at a cash purchase price (the “Holder Redemption Price”) equal to 100.0% of the Liquidation Preference (including all Dividends (including any Accrued Dividends) with respect to such shares of Series B Preferred Stock accrued but unpaid to, but not including the then-applicable Redemption Date) per share of Series B Preferred Stock. Notwithstanding anything to the contrary in this Section 8, the Company will not be required to offer or effect any Holder Redemption Right, and Holders will not have any Holder Redemption Right, with respect to any Series B Preferred Stock that has been called for redemption by the Company or the Holder pursuant to Section 6(a) or by the Company pursuant to Section 7(a).

(b)    The date for the Holder Redemption Right of any share of Series B Preferred Stock will be the later of (i) the sixtieth (60th) Business Day after the date the Holder of such shares has duly delivered the Holder Optional Repurchase Notice relating to such share to the Company pursuant to Section 8(c) and Section 8(d) and (ii) the date the certificate (or book-entry) representing such share is received by the Company.

(c)    To exercise its Holder Redemption Right for any shares of Series B Preferred Stock, the Holder must deliver to the Company: (i) a duly completed, written Holder Optional Repurchase Notice (which may be in electronic form) with respect to such share(s); (ii) such share(s), duly endorsed for transfer and (iii) if such share(s) are represented by one or more certificates, such certificates (the “Holder Optional Repurchase Notice”).

(d)    Each Holder Optional Repurchase Notice with respect to any share(s) of Series B Preferred Stock must state: (i) if such share(s) are represented by book-entry form or by one or more certificates, the certificate number(s) of such certificates; (ii) the number of shares of

Series B Preferred Stock to be repurchased, which must be a whole number; and (iii) that such Holder is exercising its Holder Redemption Right with respect to such share(s). Once delivered in accordance with Section 8(c), a Holder Optional Repurchase Notice will be irrevocable.

(e)    If fewer than all the shares represented by any certificate (or book-entry) are redeemed, a new certificate (or book-entries) shall be issued representing the unredeemed shares without charge to the Holder thereof.

(f)    Cash Redemption Not Permitted. If the Company shall not have sufficient funds legally available under the MGCL to redeem all outstanding shares of Series B Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 8 or (B) will be in violation of Specified Contract Terms if it redeems all outstanding shares of Series B Preferred Stock otherwise required or sought to be redeemed pursuant to this Section 8, with respect to any shares of Series B Preferred Stock for which Holders have exercised their redemption rights pursuant to Section 8(a), the Company shall redeem, pro rata among such electing Holders, a number of shares of Series B Preferred Stock with an aggregate applicable Holder Redemption Price equal to the lesser of (1) the maximum amount legally available for the redemption of shares of Series B Preferred Stock under the MGCL and (2) the maximum amount that can be used for such redemption not prohibited by Specified Contract Terms. The Company shall redeem any shares of Series B Preferred Stock not purchased because of the limitations set forth in the prior sentence at the applicable Holder Redemption Price as soon as practicable after the Company is able to make such redemption out of assets legally available for the purchase of such shares of Series B Preferred Stock and without violating the MGCL or the Specified Contract Terms. The inability of the Company (or its successor) to make a redemption payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by the MGCL and the Specified Contract Terms. If the Company fails to pay the Holder Redemption Price in full when due in accordance with this Section 8 in respect of some or all of the shares of Series B Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 8(a), the Company will pay Dividends on such shares not repurchased at a rate equal to the Dividend Rate required to be paid pursuant to Section 4 (including any applicable Excess Dividend required to be paid pursuant to Section 4(f)) plus the Applicable Additional Rate (as defined in Section 6(d)), accruing daily from such date until the Holder Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series B Preferred Stock. Notwithstanding the foregoing, in the event a Holder elects to exercise its redemption right pursuant to Section 8(a) at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series B Preferred Stock for which such Holder has exercised its redemption right, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibitions. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 8.

(g)    Effect of Redemption. Effective immediately prior to the close of business on the Redemption Date for any shares of Series B Preferred Stock redeemed pursuant to this Section 8, Dividends shall no longer accrue or be declared on any such shares of Series B Preferred Stock, and such shares of Series B Preferred Stock shall cease to be outstanding.

(h)    Status of Redeemed Shares. Shares of Series B Preferred Stock redeemed in accordance with this Section 8 shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to class or series until such shares are once more classified as a particular class or series by the Board pursuant to the provisions of the Charter.

SECTION 9.    Approval Rights.

(a)    Series B Approval Rights. Except as expressly set forth herein, the Series B Preferred Stock shall be non-voting in all respects. The vote or consent of the Holders of at least a majority of the shares of Series B Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either by written consent as set forth in Section 9(c) or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions (each, an “Approval Right”) by the Company:

(i)    any amendment or waiver by the Company of any provision of the Charter or Bylaws (whether by merger or otherwise) in a manner that materially and adversely affects the rights, powers, preferences or privileges of the Holders of the Series B Preferred Stock;

(ii)    the issuance by the Company of any Parity Stock (including any additional shares of Series B Preferred Stock, other than issuances to Holders of Series B Preferred Stock pursuant to Section 4 hereof) or Senior Stock (including any shares of Series A Preferred Stock) (or securities or rights convertible or exchangeable into, or exercisable for, Parity Stock or Senior Stock);

(iii)    the issuance of any equity securities of a Subsidiary of the Company (or any securities or rights convertible or exchangeable into, or exercisable for, such equity securities) to any third party other than the Company or a wholly-owned Subsidiary of the Company;

(iv)    any Non-Target Asset Event;

(v)    payment of any dividend or distribution in cash, Capital Stock or other assets of the Company on or in respect of, or the repurchase or redemption of, the Parity Stock or Junior Stock of the Company, except (A) any such repurchase or redemption pursuant to awards granted under employee benefit plans or programs or other compensatory arrangements or employment agreements in effect as of the date hereof (or under successor employee benefit plans or programs or other compensatory arrangements or employment agreements with substantially similar terms with respect to repurchase or redemption), (B) to the extent that such payment of a dividend or making of a distribution is necessary to maintain the Company’s status as a real estate investment trust under Sections 856 through 860 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”), or to avoid the payment by the Company or its Subsidiaries (other than any “taxable REIT subsidiary,” as defined in Section 856(l) of the Code) of any federal, state or local income or excise tax (including, but not limited to, Sections 857 and 4981 of the Code) (any such dividend or distribution, a “REIT Qualifying Dividend”) (it being understood that, for purposes of so determining the minimum amount required to maintain REIT status and/or avoid the imposition of tax as described above, the Company shall (i) first use net operating losses against its remaining taxable income after the deduction for dividends paid with respect to dividends previously paid for the taxable year, and to the extent permitted by applicable Law and (ii) as determined to be in the best interest of the Company, use commercially reasonable efforts to pay such dividend in cash, or in a combination of cash and stock (pursuant to the safe harbors provided by Revenue Procedure 2017-45 and Revenue Procedure 2020-19) or (C) the one-time payment of the Specified Dividend;

(vi)    the incurrence by the Company of Indebtedness, other than Permitted Indebtedness;

(vii)    any Restricted Indebtedness Actions;

(viii)    any liquidation, dissolution or winding up of the Company; or

(ix)    agreement to do or take any action described in this Section 9(a).

Notwithstanding the foregoing, the consent of the Holders of the Series B Preferred Stock shall not be required pursuant to this Section 9(a) in connection with the issuance or sale of any Capital Stock, Indebtedness or debt securities (including convertible notes) by the Company or its Subsidiaries if, upon such issuance or sale, the proceeds of such issuance or sale will be used to redeem promptly all of the then-outstanding Series B Preferred Stock.

(b)    Class Voting. Each Holder of Series B Preferred Stock will have one vote per share on any matter on which Holders of Series B Preferred Stock are entitled to vote and shall vote separately as a class, whether at a meeting or by written consent pursuant to Section 9(c).

(c)    Written Consents. The Holders of Series B Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series B Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such stockholders.

(d)    Amendments to Preferred Stock Terms. The Holders of outstanding Series B Preferred Stock shall have exclusive voting rights on a Charter amendment that would alter only the contract rights of the Series B Preferred Stock, as expressly set forth in these terms of the Series B Preferred Stock. Any such Charter amendment shall first be declared advisable by the Board and then approved by the affirmative vote or consent of the Holders of two-thirds of the outstanding shares of Series B Preferred Stock.

(e)    Approval Right Default. The taking of any of the actions set forth in Section 9(a) (other than the taking of the action set forth in Section 9(a)(iv), but only if the Non-Target Asset Event Breach relates to a Secondary Non-Target Asset Event) without the vote or consent of the Holders of at least a majority of the shares of Series B Preferred Stock outstanding at such time pursuant to this Section 9 that has not been cured by the Company prior to thirty (30) days after receipt by the Company of written notice from the Holders of such breach shall be deemed an “Approval Right Default”.

SECTION 10.    Transfer Agent, Registrar and Paying Agent. The duly appointed Transfer Agent and paying agent for the Series B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent or paying agent for the Series B Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

SECTION 11.    Replacement Certificates. If physical certificates evidencing the Series B Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

SECTION 12.    Taxes.

(a)    Withholding. The Company and its paying agent shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series B Preferred Stock to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of these Articles Supplementary as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series B Preferred Stock (or in respect of any payment or distribution (or deemed distribution) with respect to a Warrant held by the Holder of such Series B Preferred Stock or upon the exercise thereof), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series B Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). Notwithstanding anything to the contrary in this paragraph (a), the Company shall (i) make commercially reasonable efforts to notify each Holder of Series B Preferred Stock at least ten (10) Business Days prior to any withholding of its intention of any such withholding (it being understood that any such notice shall include a brief written description of the basis for such withholding) and (ii) not withhold with respect to any U.S. federal withholding tax if it receives a properly completed and duly executed IRS Form W-9 certifying its exemption from withholding from a Holder of Series B Preferred Stock.

(b)    Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series B Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series B Preferred Stock to a beneficial owner other than the beneficial owner of the Series B Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such

Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

SECTION 13.    Transfer. The shares of Series B Preferred Stock may be freely Transferred, subject to the restrictions set forth in this Section 13 and Section 14. Any such Transfer must be in compliance with the Securities Act and applicable state securities Laws and, such a Holder shall have received an opinion of counsel, reasonably satisfactory to the Company, that such Transfer is in compliance with the Securities Act and applicable state securities Laws. Following any Transfer, any such shares of Series B Preferred Stock subject to a Transfer shall at all times remain subject to the terms and restrictions set forth in these Articles Supplementary.

SECTION 14.    Restriction on Transfer and Ownership. The Series B Preferred Stock shall be subject to the restrictions on transfer and ownership set forth in Article VII of the Charter.

SECTION 15.    Conversion. The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company.

SECTION 16.    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of these Articles Supplementary) with postage prepaid, addressed: (i) if to the Company, to its office at TPG RE Finance Trust, Inc., 888 Seventh Avenue, New York, NY 10106 (Attention: General Counsel), (ii) if to any Holder, to such Holder at the address and electronic mail address of such Holder as listed in the stock record books of the Company (which, for all purposes hereunder, may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 17.    Facts Ascertainable. When the terms of these Articles Supplementary refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series B Preferred Stock issued to a Holder and the date of each such issuance, the Liquidation Preference and Accrued Dividends per share of Series B Preferred Stock and the Dividend Rate in effect from time to time and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 18.    Waiver. Notwithstanding any provision in these Articles Supplementary to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Holders of two-thirds of the outstanding shares of Series B Preferred Stock.

SECTION 19.    Appraisal. Holders of the Series B Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board, upon the affirmative vote of a majority of the Board and upon such terms and conditions as specified by the Board, shall determine that such rights apply, with respect to the Series B Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which Holders would otherwise be entitled to exercise such rights. Except for the right to participate in certain issuances of securities by the Company, as set forth in Section 5.12 of the Investment Agreement, the Holders shall not have any preemptive rights.

SECTION 20.    Severability. If any term of the Series B Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

SECTION 21.    Interpretation. When a reference is made in these Articles Supplementary to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to these Articles Supplementary unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in these Articles Supplementary, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in these Articles Supplementary shall refer to these Articles Supplementary as a whole and not to any particular provision of these Articles Supplementary unless the context requires otherwise. The words “date hereof” when used in these Articles Supplementary shall refer to May 27, 2020. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in these Articles Supplementary shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in these Articles Supplementary are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless otherwise specified, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to these Articles Supplementary, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

SECOND: The shares of Series B Preferred Stock have been classified and designated by the Board under the authority contained in Section 6.4 of the Charter and §2-105 of the MGCL.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall become effective on May 27, 2020.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Assistant Secretary on this 27th day of May, 2020.

ATTEST:		TPG RE FINANCE TRUST, INC.

By:	/s/ Deborah Ginsberg	By:	/s/ Robert Foley
Name:	Deborah Ginsberg	Name:	Robert Foley
Title:	Vice President and Secretary	Title:	Chief Financial Officer

Exhibit A: Holder Optional Repurchase Notice

Pursuant to Section 8 of the Articles Supplementary of the 11% Series B Cumulative Redeemable Preferred Stock ($25.00 Liquidation Preference Per Share), effective as of May 27, 2020 (the “Articles Supplementary”), of TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”), the undersigned Holder hereby irrevocably elects to exercise its Holder Redemption Right. Terms not defined in this notice shall have the meanings ascribed in the Articles Supplementary.

Subject to the terms and conditions of the Articles Supplementary, the undersigned Holder irrevocably exercises the Holder Redemption Right in respect of:

[●] number of shares of Series B Preferred Stock (which is a whole number), of which:

1.	[●] of such share(s) are represented by book-entry form

2.	[●] such shares are represented by one or more certificates and the certificate number(s) of such certificates are: [●]

Date:

[HOLDER]

By:
Name:
Title: